Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of December 26, 2006 (this “Amendment No. 3”), between CADMUS COMMUNICATIONS CORPORATION, a Virginia corporation (the “Company”), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York banking corporation (“AST”) (the “Rights Agent”), provides as follows:

WITNESSETH

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated February 15, 1999 (as amended by an Amendment to Rights Agreement dated as of February 17, 2000, an Amendment No. 2 to Rights Agreement dated as of May 14, 2003, and an Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of December 26, 2006 between the Company and AST, pursuant to which the Company appointed AST as rights agent, as so amended, the “Rights Agreement”), specifying the terms of the Rights; and

WHEREAS, the Company intends to enter into an Agreement of Merger with Cenveo, Inc., a Colorado corporation, and Mouse Acquisition Corp., a Virginia corporation and a wholly-owned subsidiary of Parent; and

WHEREAS, the Company has been advised that Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas intend to enter into a Voting Agreement and Irrevocable Proxy with Parent; and

WHEREAS, Section 27 of the Rights Agreement (“Section 27”) permits the Company and the Rights Agent, at any time before the Distribution Date to supplement or amend the Rights Agreement in certain respects, and, in accordance with such Section 27, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Rights Agreement.

2. Amendments

(A) Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Agreement: (A) neither Parent, nor Merger Sub nor any of their respective existing or future Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of: (w) the execution and delivery of the Cenveo Merger Agreement by the parties thereto; (x) any actions taken or effected pursuant to the Cenveo Merger Agreement or the performance of any obligations thereunder; (y) the acquisition of Common Stock, including, without limitation, the conversion of shares of common stock of Merger Sub into common stock of the Surviving Corporation (as defined in the Merger Agreement), pursuant to the Cenveo Merger Agreement; or (z) the consummation of the other transactions contemplated by the Cenveo Merger Agreement (including, without limitation, the consummation of the Merger (as defined in the Cenveo Merger Agreement)); (B) neither Parent, nor Merger Sub, nor Clary Limited, nor Purico (IOM) Limited, nor Melham US Inc. nor any of their respective existing or future Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of: (x) the execution and delivery of the Cenveo Voting Agreement by the parties thereto; or (y) any actions taken or effected pursuant to the Cenveo Voting Agreement or the performance of any obligations thereunder (each of the events set forth in the preceding clauses (A) and (B), an “Exempt Event”); and (C) neither Parent, nor Merger Sub nor any of their respective existing or future Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of any action not referred to in the preceding clauses (A) or (B) that is taken by Parent or Merger Sub or any of their respective existing or future Affiliates or Associates in connection with, or as contemplated by, any Exempt Event.”

(B) Section 1(k) of the Rights Agreement is hereby amended by adding the following clause (iv) immediately before the period at the end thereof (and Exhibit B to the Rights Agreement shall be deemed amended accordingly):

“, or (iv) the time that is immediately prior to the Effective Time (as defined in the Cenveo Merger Agreement)”

(C) Section 1 of the Rights Agreement is hereby amended to add the following defined terms at the end thereof:

“(x) “Cenveo Merger Agreement” shall mean the Agreement of Merger dated as of December 26, 2006 among the Company, Cenveo, Inc., a Colorado corporation (“Parent”), and Mouse Acquisition Corp., a Virginia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as the same may be amended, revised, modified or otherwise supplemented from time to time.

“(y) “Cenveo Voting Agreement” shall mean the Voting Agreement and Irrevocable Proxy dated as of December 26, 2006 among Parent, Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas, as the same may be amended, revised, modified or otherwise supplemented from time to time.

“(z) “Exempt Event” shall have the meaning set forth in Section 1(a) hereof.

“(aa) “Parent” shall have the meaning set forth in Section 1(x) hereof.

“(bb) “Merger Sub” shall have the meaning set forth in Section 1(x) hereof.”

(D) Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“The Company shall inform the Rights Agent promptly after the occurrence of the Effective Time (as defined in the Cenveo Merger Agreement) that the Expiration Date has occurred.”

(E) Section 30 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any Exempt Event.”

(F) The following new Section 35 is hereby added to the Rights Agreement:

“Section 35. Exemption of Certain Parties and Actions. Notwithstanding anything to the contrary contained in this Agreement: (i) the provisions of Section 3(a), 7(a), 11(a)(ii) and 13 shall not apply with respect to any Exempt Event or any other action undertaken by Parent or Merger Sub or any of their respective existing or future Affiliates or Associates in connection with, or as contemplated by, any Exempt Event; and (ii) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred as a result of such execution or any Exempt Event or any such action.”

4. No Other Amendments. Except as expressly amended hereby, the terms of the Rights Agreement shall remain in full force and effect in all respects. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

5. Effectiveness. This Amendment No. 3 shall be effective as of December 26, 2006, as fully as if executed by both parties on such date.

6. Governing Law. This Amendment No. 3 shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts made and to be performed entirely within such Commonwealth.

7. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed, all as of the day and year first above written.

CADMUS COMMUNICATIONS CORPORATION

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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